LICENSE AGREEMENT

This Agreement, dated effective as of March 31, 1998 (the "Effective Date"), is by and between EMERSON RADIO CORP., a Delaware corporation, having a place of business at Nine Entin Road, Parsippany, New Jersey 07054, and WW MEXICANA, S.A. de C.V., a corporation duly organized under the laws of Mexico, having a place of business at Carr. Picacho Ajusco No. 238 - 7o. piso, Col. Jardines en la Montana, C.P. 14210, Mexico, D.F.

Licensor (as hereinafter defined), directly and through affiliates, distributes a variety of consumer electronics products and microwave ovens in numerous countries throughout the world. Licensor is the owner of certain valuable and well-known trademarks, and the goodwill associated therewith;

Licensee (as hereinafter defined) desires to obtain a license of certain of Licensor's trademarks in connection with the manufacturing, marketing, sale and distribution of certain consumer electronics and other products as specifically set forth on EXHIBIT A, together with replacement parts which may bear the trademarks (collectively referred to herein as the "Goods");

Licensee desires to sell the Goods bearing the trademarks in the geographic region set forth on EXHIBIT B ("Territory") and use certain of Licensor's trademarks in conjunction therewith;

Licensor is agreeable to license the use of certain of its trademarks with respect to the manufacturing, marketing, distribution and sale of the Goods by Licensee in the Territory, subject to the terms and conditions of this Agreement.

In consideration of the foregoing premises and the mutual agreements contained herein, the following is agreed to:

1.   DEFINITIONS

1.1 "Affiliate" means a person or entity who directly, or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a specified person or entity.

1.2 "Confidential Information" means any and all information, data, specifications, customer lists, products and services information, sales and marketing information, vendor data, and information regarding either Licensor, Licensee or their respective Affiliates (collectively, the "Information") except:

     (a)  Information which at the time of disclosure is in the public domain;
     (b)  Information which, after disclosure, through no fault of the party receiving same, is
          published or otherwise becomes part of the public domain;
     (c)  Information which the receiving party can document as having
          been in its possession   prior to the time of disclosure to it by the
          other party;
     (d) Information which the receiving party can document as having been received by it on a non-confidential basis from a third party; or
     (e) Data, specifications, customer lists, products and services information and vendor data which the receiving party created on its own or through independent third parties without use of the Information.

1.3 "Contract Year" means, (i) as to the first Contract Year, the period commencing on the Effective Date of this Agreement and ending on June 30, 1999; and (ii) each immediately subsequent full year during the term of this Agreement commencing July 1, 1999.

1.4 "Contract Quarter" means each calendar quarter or part thereof within each of the Contract Years.

1.5 "Goods" means those first quality new "A" stock consumer electronics and other goods as specifically set forth on EXHIBIT A, which Exhibit may be amended from time to time by mutual agreement to reflect additions to or the obsolescence of one or more of the Goods.

1.6 "Sale" means sale, lease, rental, transfer, exchange or other disposition of the Goods by Licensee. A Sale will be deemed to have occurred when the Goods are shipped or are invoiced, whichever occurs first.

1.7 "Trademarks" means the Emerson and G-Clef design in the form set forth on EXHIBIT C and all future form(s) of same adopted by Licensor.

1.8  "Licensor" means Emerson Radio Corp.

1.9  "Licensee" means WW Mexicana.

2.   GRANT

2.1 Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee an exclusive (to the extent contemplated by SECTION 8) non-transferable license to utilize the Trademarks solely upon and in connection with the manufacturing, sale, marketing and distribution of the Goods in the Territory.

2.2 Licensee shall not use the Trademarks, or purport to give consent to the use of the Trademarks, in any manner or on any product, items or services, except as specifically set forth in this Agreement.

2.3 The Goods bearing the Trademarks shall not, directly or indirectly, be distributed, sold, or otherwise transferred or disposed of outside of the Territory by the Licensee. Licensee shall inform its customers and distributors that the Goods cannot be distributed, sold or otherwise disposed of outside of the Territory. Licensee agrees that it shall not sell the Goods to any customer or distributor if Licensee has actual knowledge that such customer or distributor may distribute, sell or otherwise dispose of the Goods outside of the Territory. Notwithstanding the above and Licensor's right to terminate this Agreement as set forth in Section 10.2, if Goods are sold or otherwise disposed outside of the Territory, Royalties (as hereafter defined) shall be due on any and all such sales of Goods which have been made in violation of the provisions of this paragraph.

3.   TERM

Subject to the earlier expiration or termination of this Agreement as provided in SECTION 10 or otherwise herein, this Agreement shall be effective as of the Effective Date and expire as of the close of business on June 30, 2001 (the "Initial Term"). At the end of the Initial Term, if (i) Licensee has paid to Licensor all Royalties (as hereinafter defined) payable for each Contract Year as set forth herein in a timely manner and in accordance with the payment schedule, (ii) Licensee has satisfied and/or complied with all of its obligations hereunder, (iii) Licensee is not in substantial default of the gross sales projections set forth on Exhibit G, and (iv) Licensee has satisfactorily performed under the projected business plan of Licensee, which shall be required for the Initial Term and the Renewal Term (as hereinafter defined), and which business plan and any subsequent revisions or updates, shall be submitted within the time frame set forth by Licensor and be subject to Licensor's prior review and approval, then this Agreement shall be automatically renewed for one three
(3)-year period which shall hereinafter be referred to as "Renewal Term." "Initial Term" and "Renewal Term" shall collectively be referred to as the "Term." A condition precedent to such renewal shall be the mutual agreement in writing by both parties as to the minimum royalties, as defined herein, and the gross sales projections, both of which shall be required for any Renewal Term, provided, however, that the gross sales projections for the Renewal Term shall be reasonable and in accordance with the economic, marketing and other factors then prevailing in the market of the Territory in accordance with Licensee's projections and analysis of such market conditions. In the event the parties do not mutually agree upon such minimum royalties and gross sales projections for the Renewal Term prior to the expiration of the Initial Term, this Agreement shall expire at the end of the Initial Term.

4.   GOODS

4.1 Licensee shall maintain and comply with the quality standards for the Goods as set forth in EXHIBIT D.

4.2 To assure Licensor that the provisions of this Agreement are being observed, Licensee shall allow Licensor either itself or, if Licensor elects in its sole discretion, by a third party, to take any and all action necessary for the purpose of inspecting or otherwise ensuring the quality of the Goods. If said quality standards are not being maintained at any time during the Term or the Termination Period (as hereinafter defined), then upon written notice from Licensor, Licensee shall immediately discontinue the sale and distribution of the Goods that do not meet said quality standards. Any Goods which are defective or dangerous and fall below the quality standards shall immediately be removed from sale and if already sold, recalled. Goods, in inventory or elsewhere, not meeting quality standards shall not be distributed or sold. Licensee shall take the above actions at its own expense. A breach or threatened breach of this provision may be enjoined or restrained without bond or proof of actual damages in any court having jurisdiction. and Licensee shall promptly reimburse Licensor for all costs of such legal action.

4.3 Licensee shall ensure that the manner of sale, distribution and/or exploitation by Licensee shall in no manner reflect adversely upon the good name or value of Licensor or any of the Trademarks.

4.4 Licensee shall comply with all applicable laws and regulations relating to the manufacture, use, sale and distribution of the Goods throughout the Territory (and, if applicable, where the Goods are manufactured), whether foreign, federal, provincial, state or local, as required. Such requirements shall include, but not be limited to, obtaining all necessary regulatory and/or governmental approvals, as well as any registrations, permits or licenses that may be required. Upon request, Licensee shall provide Licensor with copies of all such approvals, registrations, permits or licenses. In any license, registration or request for government or regulatory approval, Licensor shall be identified as the owner of the Trademarks.

4.5 Licensee shall, promptly after its initial commercial production of the Goods (or earlier, if available, but in no event later than sixty (60) days prior to Licensee's first sale of any of the Goods) deliver to Licensor (without cost to Licensor) at its facilities in Parsippany, New Jersey, U.S.A., or such other location designated by Licensor, three (3) representative samples of each of the Goods or particular Goods bearing the Trademarks as well as the related packaging, advertising, labels, promotional or any other printed material used in conjunction with the sale of the Goods. Licensor, at its sole discretion, may disapprove of the use of any of the Goods, the quality of which is not consistent with the quality standards set forth in this SECTION 4 or Goods which fail to comply with proper usage of the Trademarks as defined herein. Licensor's approval shall be deemed given if Licensor does not notify Licensee of Licensor's disapproval of any Goods within 15 business days after receipt of same.

4.6 All of the Goods, and all advertising, promotion, packaging or any written material distributed by or through Licensee will, unless otherwise specifically agreed to in writing by Licensor, bear the following legend:

     "EMERSON AND THE G-CLEF LOGO ARE REGISTERED TRADEMARKS OF EMERSON RADIO CORP., PARSIPPANY, NEW JERSEY, U.S.A."

4.7 In all cases where Licensee desires artwork involving Goods to be prepared, the cost of such artwork and the time for the production thereof shall be borne by Licensee. All artwork and designs involving the Trademarks, or any reproduction thereof, shall be and remain the property of Licensor.

5.   ROYALTIES TO LICENSOR

5.1 Licensee shall pay to Licensor by wire transfer, within ten (10) days after the signing of this Agreement, as an advance royalty payment, the amount of $100,000. The initial royalty payment shall be non-refundable and shall be credited solely against the first year minimum royalty payment as set forth herein.

5.2 (a) Licensee shall also pay to Licensor as royalties ("Royalties") a sum equal to the royalty rate for the particular category of Goods on EXHIBIT E hereto multiplied by the "Gross Sales Value" of the Goods directly or indirectly sold by Licensee for each particular category of Goods. The term "Gross Sales Value" shall mean the gross invoice price of the applicable Goods as translated into U.S. Dollars using an average monthly exchange rate based upon the exchange rate as listed in the Wall Street Journal. Licensee shall be required to pay certain minimum royalties for each Contract Year as set forth on Exhibit F. Such Royalties shall be non-refundable and paid in accordance with the minimum royalty payment schedule set forth on EXHIBIT F. If the Royalties payable to Licensor for any Contract Quarter pursuant to Section 5.4 exceed the Minimum Royalty for the period as set forth on EXHIBIT F, Licensee shall pay to Licensor the difference between the Royalties actually payable for the Contract Quarter and the Minimum Royalty for the period, upon delivery of the quarterly report delivered pursuant to SECTION 5.5 for the Contract Quarter of the Contract Year. If Licensee does not pay any particular minimum or other Royalty when due, Licensor shall have the right to terminate this Agreement pursuant to SECTION 10.2.

(b) All costs and expenses incurred in the manufacture, sale, distribution or exploitation of the Goods, or otherwise incurred by Licensee, and all taxes, duties, levies and assessments, including sales, value added and use taxes, pertaining to the sale of the Goods, except for taxes on the net income realized by Licensor under this Agreement, shall be paid by Licensee. No such costs, expenses or taxes shall be deducted from, or diminish in any way, or result in the reduction of, any Royalties payable to Licensor. Licensee shall be responsible for completing in a timely manner all documentation necessary to
(i) permit Licensor to refrain from collecting taxes or assessments it would otherwise be obligated to collect in the Territory or (ii) to assist Licensor in deriving duty drawbacks. Licensee shall pay any such taxes and file any reports, forms or tax returns required under the income or value added tax laws of the Territory in a timely manner. Licensee shall provide Licensor with copies of all duly executed reports, forms or tax returns, and proof of payment of any such taxes, within 45 days after such reports, forms or tax returns are due.

5.3 If any sale of products is made at a special price to any of Licensee's subsidiaries or to any other person, firm or corporation affiliated in any manner with Licensee or its officers, directors or major stockholders, there shall be a royalty paid on such sales based upon the price generally charged the trade by Licensee.

5.4 Except for the Minimum Royalties which shall be paid in accordance with the payment schedule set forth on Exhibit F, Royalties are payable for each Contract Quarter, and shall be due on the 30th day of the month following the end of each Contract Quarter during the Term of this Agreement with the final payment due within thirty (30) days of the termination date of this Agreement. Payment of Royalties shall accompany the quarterly statements required by
SECTION 5.5 below. The acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any Royalties paid hereunder shall not preclude Licensor from questioning the accuracy thereof at any time during the Term or within two (2) years after the termination of this Agreement.

5.5 Within ten (10) days after the end of each month, Licensee shall furnish to Licensor a Monthly Royalty Statement in the form attached as SCHEDULE 5.5, certified to be accurate by Licensee, providing all of the information required by such Schedule. Within thirty (30) days after each Contract Quarter, Licensee shall furnish to Licensor complete and accurate statements in the form attached as Schedule 5.5, certified to be accurate by Licensee, describing the Goods distributed and/or sold by Licensee during the preceding Contract Quarter. All of the foregoing statements shall be furnished to Licensor whether or not any of the Goods have been sold during the month or Contract Quarter in question. On an annual basis, within 60 days after the close of Licensee's fiscal year, Licensee will provide Licensor with Licensee's financial statements, audited by the regularly retained independent certified public accountants of Licensee, and prepared in accordance with generally accepted accounting principles, consistently applied. Within 60 days after the end of each Contract Year, Licensee shall furnish to Licensor an Annual Royalty Statement in the form annexed as SCHEDULE 5.5, certified to be accurate by a national independent Certified Public Accounting firm.

5.6 Licensee shall keep, maintain and preserve accurate books of account and records relating to the license hereby granted, and Licensor and its duly authorized representatives shall have the unqualified right during each Contract Year to conduct two (2) examinations of all books and records of Licensee; an examination shall be permitted to take place at all reasonable hours of the day, to examine, copy and extract said books of account and records and of all other documents and materials in the possession or under the control of Licensee with respect to the subject matter and terms of this Agreement. The books of account and records shall be kept available for inspection by Licensor for three years after the annual audit of such books and records. If Licensor's duly authorized representatives shall discover a discrepancy of 5% or more pursuant to any such examination, in addition to payment of the discrepancy as set forth in Section 5.7, Licensee shall pay to Licensor the cost of such examination or audit upon presentation of documentation appropriate to evidence such discrepancy.

5.7 Royalties found to be due as a result of Licensor's examination of (a) any statement provided pursuant to Paragraph 5.5 above or (b) Licensee's books of accounts and records, shall be paid immediately in good funds. Any and all late payments of Royalties shall bear interest, commencing on the date originally due and payable pursuant to the terms hereof, at an annual interest rate equal to the prime rate as listed in the Wall Street Journal.

6.  LIMITATION OF USE AND AUTHORITY

6.1 This Agreement does not grant Licensee any right of ownership, title or interest in the Trademarks, nor authorize Licensee to use the Trademarks except for the purposes set forth in this Agreement. Licensee acknowledges that it does not have and has not acquired any rights in or to the Trademarks, product names, likenesses or any derivations of the foregoing. The Trademarks, all rights therein and use thereof, and the goodwill pertaining thereto, whether developed by the Licensor or the Licensee, shall inure to the benefit of and be the exclusive property of Licensor. If applicable, Licensee shall assign to Licensor all the Trademarks and incidental rights created by its use, together with the goodwill relating to that part of the business in connection with which the Trademarks are used and shall execute and deliver to Licensor such documents as Licensor requires to register Licensee as a registered or permitted user thereof, in accordance with any applicable laws, rules, requirements or regulations of the Territory. The Trademark shall be displayed by Licensee, without alteration, on all Goods sold by Licensee. Any copyright which may be created in any article, design, label or the like, bearing any Trademark shall be subject to the prior approval before use, and be the property of Licensor. Upon request, Licensee shall provide Licensor with all necessary documents or information for the purpose of perfecting Licensor's title to any Trademark registrations, including the date of the first use of the Trademarks on the Goods in commerce in the Territory.

6.2  Neither Licensee nor any of its Affiliates will, directly or indirectly:

    - sell, manufacture or distribute any goods whatsoever under a mark similar to the Trademark.
    - register or attempt to register the Trademarks in its own name or the name of any third party.
    - register or attempt to register in its name or that of any other person or entity affiliated with it any name or mark, corporate name or any designation of any kind, in any language, which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the trademarks or trade names of Licensor or any of its Affiliates.
     - incorporate or form any corporation or use any name which is the same as, or which is likely to cause confusion or mistake with, any corporate name of Licensor or of any of its Affiliates or subsidiaries.
     - re-label any of the Goods.
     - use any trademark, brand or trade dress which is the same as, or which is likely to cause confusion or mistake with any trademark, brand or trade dress of Licensor.

7.   TRADEMARK INFRINGEMENT; INDEPENDENT CONTRACTOR

7.1 Licensee will notify Licensor promptly of any of the following that may come to Licensee's knowledge:
          (a) Any alleged infringement by Licensor or Licensee of the rights of any third parties arising out of the activities undertaken in connection with this Agreement;
          (b) Any alleged infringement of any of the Trademarks of Licensor; or
          (c) Any other factors or events which reasonably may be expected to have a material adverse effect on the promotion of the Goods under any of the Trademarks or on Licensor's rights and interests in any of the Trademarks.

7.2 If any third party files a lawsuit, claim or any other type of proceeding against Licensee claiming that the use by Licensee of the Trademarks infringes upon a valid intellectual property right belonging to such third party, Licensor shall defend such actions at its own expense and hold Licensee harmless against the valid claims of any such third party. Licensor may choose to settle such lawsuit, claim or other proceeding and Licensee shall cooperate to effect any such settlement, provided that such settlement does not materially affect Licensee's rights hereunder. Should any of the Goods covered by this Agreement become or in Licensor's opinion be likely to become the subject of such a claim, Licensor may, at its option, either procure for Licensee the right to continue selling or using such product, or replace or modify the product so that it becomes non-infringing. However, to the extent that any settlement, judgment or decree prohibits or restricts Licensor's right to sell the goods covered hereby, it shall be released and discharged from any duty to Licensee to supply the same.

7.3 If, in the opinion of Licensee, it becomes desirable to enforce any of the Trademarks against a third party, Licensor may use reasonable efforts to do so. If Licensor fails to enforce such Trademarks, Licensee may bring an action against such third party in its own name or in the name of Licensor. Any such action or other proceedings shall be at Licensee's sole expense and any monetary relief or award obtained shall be apportioned between the parties to the extent of their respective losses. Licensor, however, shall at any time have the right to take over the prosecution of any such action and, in such event, any monetary relief or award shall inure to the benefit of Licensor and Licensor shall reimburse Licensee for reasonable expenses incurred by Licensee in prosecution of such action.

7.4 Licensee shall furnish all reasonable assistance, at Licensor's request or direction, to enable Licensor to assert and prosecute any claims or defend against any action arising in connection with or related to the Trademarks and the matters described in SECTIONS 7.1 through 7.3 above. Such assistance shall include, but not be limited to: monitoring and reporting to Licensor any improper or unauthorized use of the Trademarks, signing documents, giving testimony, joining such action and asserting claims with respect to the licensed Trademarks against third parties.

7.5   Licensee  shall  not  use the name or credit of  Licensor  in  any  manner whatsoever,  nor  incur  any  obligation  in  Licensor's  name.  Nothing  herein contained shall be construed to constitute the parties joint venturers, nor shall any similar relationship be deemed to exist between them. Nothing herein contained shall be construed as constituting Licensee as Licensor's agent or as authorizing Licensee to incur financial or other obligations in Licensor's name without Licensor's specific authorization in writing. Under no circumstances shall any power be granted, or be deemed to be granted to Licensee, be deemed to be a power coupled with an interest. The rights and powers retained by Licensor to supervise or otherwise intervene in Licensee's activities, all as hereinabove provided, are retained because of the necessity of protecting Licensor's copyrights, trademarks, properties and property rights generally, and specifically to conserve the goodwill and good name of Licensor and of the Trademarks.

8.   EXCLUSIVITY

Nothing in this Agreement shall be construed to prevent Licensor from using or granting any other licenses for the use of the Trademarks or from utilizing the Trademarks in any manner whatsoever, except that Licensor shall not use nor grant any other license of the Trademarks effective during the Term of this Agreement within the Territory in connection with the sale of the Goods listed in Exhibit A prior to any breach of this Agreement by Licensee or termination of this Agreement, excluding the Termination Period, as hereinafter defined, unless otherwise mutually agreed to by the parties. Licensor acknowledges that Licensee will incur substantial expense and effort promoting and marketing the licensed Goods in the Territory during the Term of this Agreement. Therefore, Licensor agrees that it shall not sell, distribute, or otherwise make available any of the first quality new "A" stock Goods listed on Exhibit A, either directly or indirectly, through direct sales or distribution or through sales or distribution by any other entity in the Territory during the Term of this Agreement.

9.   GOODWILL

Licensee recognizes the great value of the goodwill associated with the Trademarks and that the Trademarks have a secondary meaning in the mind of the public. Licensee acknowledges and agrees that a breach by Licensee of any of its covenants, agreements or undertakings hereunder will cause Licensor irreparable damage, which cannot be readily remedied in damages in an action at law, and may, in addition, constitute an infringement of Licensor's copyrights or trademarks, and agrees that, as a result, Licensor shall be entitled to equitable remedies, costs and attorneys' fees.

10.  TERMINATION

10.1 This Agreement shall immediately terminate by its own force without notice from Licensor upon the occurrence of any one or more of the following events:
(i) an assignment by Licensee for the benefit of creditors; (ii) a public admission by Licensee of its insolvency; (iii) dissolution of Licensee or loss of its charter by forfeiture or otherwise; (iv) adjudication of Licensee as bankrupt or insolvent; (v) appointment of a trustee, liquidator or receiver for the Licensee or a material or substantial portion of its assets, subsidiaries or property; (vi) exercise by any court or governmental agency of jurisdiction over the property or business of the Licensee or any substantial part thereof; (vii) the commencement of any proceedings for the reorganization, dissolution, liquidation or winding up of the Licensee; (viii) the filing by Licensee of a voluntary petition in bankruptcy under any bankruptcy or insolvency law or any law providing for Licensee's reorganization, dissolution, liquidation or winding up, or (ix) consent by Licensee to the appointment of a receiver or trustee of itself or of its property or any substantial part thereof.

10.2 If Licensee: (i) without prior written consent of Licensor sells, or permits or has reason to believe a party to whom it sells Goods shall sell, any Goods outside the Territory bearing the Trademarks; (ii) has intentionally or negligently rendered or renders an incorrect, material representation or report in connection with the rights granted to Licensee hereunder; (iii) commits intentional or negligent material damage or omits or fails to take steps within its power to prevent such damage to Licensor's business, reputation, vendor relationships, customers or client base, distribution channels or assets or the value of any of Licensor's tradenames, trademarks, service marks, symbols, signs, or other distinctive marks, or the goodwill associated therewith; (iv) fails to provide insurance substantially in accordance with the terms of SECTION 16; (v) fails to pay any Royalties set forth in SECTION 5 when due; (vi) registers or attempts to register in its own name or the name of a third party a Trademark or any other trademark owned by the Licensor or similar to such a trademark, or any name or mark, corporate name or any designation of any kind which is the same as, similar to or a derivative of, or otherwise utilizing any portion of the Trademark or trade names of Licensor or any of its Affiliates;
(vii) assigns or transfers this Agreement, including by operation of law, without the prior written consent of Licensor; or (viii) breaches any of its obligations hereunder, then, in addition to the rights available under law or in equity, Licensor shall provide written notice to Licensee that Licensee is in default under the terms of the Agreement. The written notice to Licensee shall specify with particularity the nature of the default and the actions required to be taken by Licensee to remedy such default to Licensor's satisfaction in its sole discretion. Licensee shall have thirty (30) days after the delivery of such notice to remedy such default in compliance with the requirements of Licensor. Thereafter, in the event Licensee has not remedied the default as set forth above, Licensor shall have the right to terminate this Agreement effective upon delivery to Licensee of notice that the Agreement is terminated. The parties may, by written agreement, agree to extend beyond such thirty (30)-day period, the period of time by which Licensee must remedy a default hereunder.

10.3 Upon, and notwithstanding, termination of this Agreement, Licensor shall have the right to retain all moneys paid hereunder to date, to receive all moneys to which it is entitled and to avail itself of any and all legal, equitable or other remedies, rights or relief available to it, cumulatively, including, but not limited to, equitable relief to enjoin the use of the Trademarks and the manufacture, sale and distribution of Goods utilizing the Trademarks. Licensee shall be responsible for all costs of such enforcement.

10.4 Upon termination of this Agreement, Licensee shall promptly deliver to Licensor any and all property of the Licensor in the possession, custody or control of Licensee, including all promotional material, original artwork, product manuals and any other material bearing the Trademarks in the possession of Licensee, subject to the provisions of Section 10.6.

10.5 Within ten (10) days of the termination of this Agreement, Licensee shall deliver to Licensor a statement showing the number and description of Goods on hand or in process. Licensor shall have the right to take a physical inventory to ascertain or verify such statement, and refusal by Licensee to submit to such physical inventory shall forfeit Licensee's right to dispose of such inventory as provided in SECTION 10.6 hereof.

10.6 In the event of termination by Licensor by reason of any cause contained in SECTION 10.1 or 10.2, Licensee, its receivers, representatives, trustees, agents, administrators and successors shall have no further right to sell, exploit or in any way deal in or with any advertising matter, packing material, boxes, cartons or other documentation relating thereto bearing the Trademarks, without the express written consent of Licensor; provided, however, Licensee shall be entitled (subject to the obligation to timely pay all Royalties) to dispose of Goods on hand or on order at the date of termination bearing the Trademark for a period of one year from the date of termination. This one-year period shall be referred to herein as the "Termination Period". Nothing contained herein shall be deemed to permit the manufacture of any Goods for Licensee during the Termination Period, or the sale of any such improperly manufactured Goods during the Termination Period.

11.  DISTRIBUTION OF GOODS

11.1 Licensee shall use its best efforts to achieve the total gross sales projections set forth on Exhibit G. Licensee shall, during the Term, diligently and continuously market, manufacture (or cause to be manufactured), distribute and sell the Goods and shall make and maintain adequate arrangements for their distribution throughout the Territory.

11.2 Licensee acknowledges that upon termination of this Agreement, any use of the Trademarks, other than as set forth in SECTION 10.6, will result in immediate and irreparable damage to Licensor and to the rights of any subsequent licensee. In the event of any such use of the Trademarks following termination, Licensor may seek any equitable or other relief, including enjoining such activity, in any court having jurisdiction and Licensee shall be responsible for all costs thereof.

12.  SUBCONTRACTORS

Licensee shall obtain the written agreement, in the form set forth on SCHEDULE 12, from any subcontractor that is retained by Licensee to furnish Goods or packaging using the Trademarks, as to the proper use of the Trademarks. If necessary, Licensee shall use its best efforts to assist and cooperate with Licensor to enforce its rights to the Trademarks against any of Licensee's subcontractors.

13.  SERVICE AND SPARE PARTS

Licensee shall establish and monitor such independent service agents and centers in the Territory as may be necessary to the service of Goods. Licensee shall maintain a sufficient inventory of spare parts for the Goods taking into account any order lead, requiring same, during the Term and the Termination Period. During the Term and subsequent to the expiration or termination of this Agreement, Licensee shall provide for after sales warranty service, if required, and maintain a sufficient inventory of spare parts for the Goods for the respective periods required by applicable federal or local law, or Licensee's warranty, in the Territory.

14.  REPRESENTATIONS AND WARRANTIES

Each party hereby represents and warrants to the other that:

     (a) It is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.
     (b) It has the full power and authority to execute and deliver this Agreement and to perform all of its obligations hereunder, and that entry into this agreement and the performance of its obligations hereunder do not and shall not contravene, conflict with or result in a breach of its certificate of incorporation, by-laws, or any other empowering document or agreement to which it is a party.
     (c) The execution and delivery of this Agreement has been duly authorized by all necessary corporate action of the party and constitutes the valid and legally binding obligation of the party enforceable against the party in accordance with it terms.
     (d) This Agreement shall be binding on the successors, assigns and legal representatives of both parties.

15.  DISCLAIMER AND INDEMNIFICATION

15.1 Licensee shall not and does not grant any warranty or guaranty binding Licensor or creating any liability for Licensor. Licensee will make no statements or representations whatsoever to any third parties which, expressly or impliedly, states or suggests that Licensor is making any warranties with respect to the Goods. Licensor expressly disclaims any implied warranties, including the implied warranties of merchantability and fitness for a particular purpose.

15.2 Licensor shall have no liability or responsibility to Licensee or any other person and/or entity arising out of or relating to the rights granted to Licensee pursuant to this Agreement. Licensee shall defend, indemnify and hold harmless Licensor, its employees, officers, directors, stockholders, licensees, representatives, successors and assigns from and against any and all claims, demands, judgments, liabilities, damages, losses, costs and expenses of any nature (including attorneys' fees and expenses), including without limitation, death, personal injury, bodily injury, sickness, disease, property damage, loss of use of property or product liability arising from or related to any (i) claim, action or omission of Licensee, its agents, employees or their families, affiliates, distributors or subcontractors arising under this Agreement, (ii) Licensee's failure to comply with its obligations set forth herein, (iii) Licensee's misrepresentation of any warranties or representations, or (iv) any action or omission arising out of the operation of Licensee's business.

16.  INSURANCE

Licensee will, at all times during the Term of this Agreement, and where specified for the period following expiration or termination of this Agreement, maintain the following insurance:

1.   COMMERCIAL  GENERAL  LIABILITY insurance, with Limits of  Liability  of  at
     least   $250,000  for  Bodily  Injury  or  Property   Damage   and
     Personal/Advertising Injury. Coverage is to be afforded for CONTRACTUAL LIABILITY (coverage will be maintained for not less than three (3) years following expiration or termination); COMPLETED OPERATIONS AND PRODUCTS LIABILITY (coverage will be maintained for not less than three (3) years following expiration or termination); and INDEPENDENT CONTRACTORS (Owner's Protective) Liability. Licensor shall be named as ADDITIONAL INSURED for all policy coverages. Coverage will be maintained by Licensee as respects all its operations, premises and products in the territory in which Licensee is authorized to operate and sell products.
2. WORKERS' COMPENSATION insurance providing statutory benefits as required by Social Security or other laws of the jurisdiction(s) in which operations will be performed, and EMPLOYER'S LIABILITY insurance as is obtainable under the Commercial General Liability insurance required herein.
3. PHYSICAL LOSS OR DAMAGE insurance, covering Stock, Merchandise, Inventory, Parts and Accessories while in transit from suppliers, manufacturers or vendors, while at warehouse, store, storage or other premises, and while in transit to Licensee's customers.
4. "EMPLOYEE DISHONESTY" (also known as "Fidelity") insurance in an amount sufficient to protect against any loss which may occur as a result of
     employee  dishonesty,  covering  all  officers,   partners,
     directors and employees of Licensee. Licensee shall maintain those requirements and safeguards necessary to ensure against such losses.

All insurance required herein shall provide that Licensee has waived all rights of recovery against Licensor, any subsidiaries and affiliates thereof, the stockholders or partners, directors, officers, employees, and agents of all of them. Licensee hereby agrees to hold all parties stated herein harmless and indemnify them for all costs and expenses incurred by any of them if any insurer attempts subrogation despite this agreement by Licensee. Licensor will be notified sixty (60) days in advance, by certified mail, return receipt requested, of any cancellation, material change or non-renewal of coverage evidenced by the certificate. A certificate or certificates of insurance from the insurance company(ies) signed by an authorized agent or employee of the insurance company, showing the required insurance is in force, will be provided to Licensor prior to the distribution or sale of any Goods. All certificates of insurance should be addressed to Licensor at the address set forth in Section 21.4(a) of this Agreement.

17.  CONFIDENTIALITY

17.1 Each party will use the Confidential Information received by the other party solely for the purpose of carrying out this Agreement. Neither party will disclose the Confidential Information to third parties without the express written consent of an officer of the other party, unless compelled by law, required by applicable securities rules or regulations or, in the written opinion of counsel such disclosure is required by law. In such event, each party shall inform the other party as far in advance as possible prior to making any such disclosure. Notwithstanding the foregoing, Licensor shall not be required to inform or obtain the consent of Licensee for the issuance of any press release which utilizes, refers to or discloses sales or royalty information relating to this Agreement, or for the reporting or filing of this Agreement in accordance with applicable securities regulations. Each party shall cause each of their respective officers, directors, agents or employees to whom a disclosure of Confidential Information is made or any subcontractor, including the manufacturer(s) of the Goods, to adhere to the terms and conditions of this Section as if, and to the same extent as if, he or she were a party to this Agreement.

17.2 Upon expiration or termination of this Agreement, each party shall return to the other party all copies of the Confidential Information of the other party in its possession or control, except that Licensor shall not be required to return Confidential Information provided by Licensee which has become a part of Licensor's books and records and which pertains to historical sales and royalty information.

18.  FORCE MAJEURE

18.1 Neither party will have any liability to the other by reason of any failure or delay in performance of any provision of this Agreement, if and to the extent that such failure or delay is due to any occurrence (other than financial) beyond the reasonable control of the party failing or delaying to perform. "Beyond reasonable control" shall mean acts of God, civil disturbances, national economic crisis (which restricts credit or makes it inaccessible with a resulting currency devaluation in excess of 20%), fires, floods, explosions, or riots, war, rebellion or sabotage. The provisions of this paragraph shall not apply to payment obligations under this Agreement.

18.2 A party seeking relief pursuant to this Section shall, as soon as practicable after the impediment and its effect on such party's ability to perform become known, give written notice to the other party. Written notice shall also be given when the impediment ceases. In any event, either party may cancel this Agreement, upon written notice, if the impediment continues for a period of 120 consecutive days.

19.  LICENSOR'S LINE OF BUSINESS

19.1 Licensee acknowledges that Licensor is presently in the business of selling consumer electronic products, microwave ovens and other consumer products and is seeking alliances, joint venture partners and/or licensees with the goal of distributing other consumer products throughout the world. Licensee acknowledges that marketing and distribution of the foregoing (as well as any other products which Licensor may distribute) with the Trademarks shall not constitute a breach of this Agreement. However, notwithstanding anything to the contrary contained herein, Licensor agrees that during the Term of this Agreement, Licensor shall not seek an alliance, joint venture partner and/or licensees within the Territory with the goal of distributing the first quality new "A" stock Goods listed on Exhibit A, and Licensor shall not, either directly or indirectly, by itself or through others, distribute such Goods within the Territory without the prior written consent of Licensee.

19.2 In the event Licensor is desirous of introducing into the Territory a new category of products not previously offered to Licensee under the terms of this Agreement ("New Product(s)"), Licensor hereby grants to Licensee a right of first refusal with respect to the manufacture, sale, marketing and distribution of such New Product(s) in the Territory. In such event, Licensor shall furnish Licensee with a description of the New Product(s) and related specifications. Licensee shall have 30 days after receipt of such notice to advise Licensor in writing whether it is interested in acquiring an exclusive license for such New Product(s) for the Territory, which shall be in accordance with the terms of this Agreement, pursuant to such notice. If Licensee is interested in acquiring such a license, within 60 days after notifying Licensor of such interest, Licensee shall provide Licensor with (a) reasonable and realistic monthly sales projections for the 12 month period beginning with product availability; (b) a market study; and (c) detailed assumptions supporting the projections, all of which must be in a form acceptable to Licensor. In the event Licensor accepts the market study, related sales projections and the assumptions underlying same, Licensor shall provide Licensee with written confirmation that the New Product(s) is added to the list of Products set forth on Exhibit A and subject to the terms of this Agreement. Should Licensee (i) refuse such offer or (ii) fail to exercise its rights hereunder by providing Licensor with written notice and an acceptable market study, sales projection or underlying assumptions within the prescribed time period, then, in any such event, Licensee's rights hereunder with respect to such New Product(s) shall be waived and Licensor, in its sole discretion, shall be free to sell or grant distribution or trademark license rights with respect to such New Product(s) within the Territory, notwithstanding anything to the contrary in this Agreement.

20.  ASSIGNMENT AND SUBLICENSING

The license herein granted is personal to Licensee and may not be assigned, transferred, sub-licensed, pledged, mortgaged or otherwise encumbered by Licensee in whole or in part without Licensor's prior written consent. For the purposes of this Section the term "assigned" shall include without limitation, transfers of (i) control, whether by merger, consolidation, reorganization or change of management and (ii) ownership of fifty percent (50%) or more of the outstanding securities of Licensee. Notwithstanding these restrictions, Licensee shall notify Licensor in writing prior to any proposed change in control or transfer of ownership of fifty percent (50%) or more of the outstanding securities of Licensee. If Licensee is interested in continuing the terms of this Agreement, Licensor shall determine, following receipt of all financial or other documents or due diligence materials requested by Licensor concerning the proposed transfer of control or ownership, whether Licensor will approve, in its sole discretion, such change of ownership or control. Any proposed transferee must be financially sound, knowledgeable of the type of business of Licensee, not a competitor of Licensor, committed to quality and positioned to grow the business. Upon Licensor's approval in its sole discretion, control may be transferred. Absent Licensor's approval, any change in control or transfer of ownership which occurs shall entitle Licensor to terminate this Agreement upon a date established at Licensor's sole discretion.

21.  MISCELLANEOUS

21.1 No provision of this Agreement may be changed, amended or waived, except in a writing signed by both parties.

21.2 Any waiver on the part of any party of any right or interest hereunder shall not imply the waiver of any subsequent breach or the waiver of any other rights. No waiver by either party of a breach hereof or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of like or similar nature.

21.3    Should  any  provision  of  this  Agreement  prove  to  be  invalid   or
unenforceable under existing or future law, the remaining provisions of the Agreement will remain in force in all other respects.

21.4 All notices will be in writing and in English and will be served personally or by registered or certified mail, return receipt requested, or by overnight courier or by facsimile transmission to each other party at its address herein set forth, or at such other address as each party may provide to the other in writing from time to time:

     (a)  If to Licensor:

               Emerson Radio Corp.
               Nine Entin Road
               Parsippany, NJ  07054
               Attention:  Legal Department
               [Facsimile No. (973) 428-2022]

     (b)  If to Licensee:

               WW Mexicana, S.A. de C.V.
               Carr. Picacho Ajusco No. 238 - 7o piso
               Col. Jardines en la Montana
               C.P. 14210, Mexico, D.F.
               Attention: Fernando Sanchez-Navarro M., President
               [Facsimile No. (52)(5) 630-0122]

Any such notice will be effective upon actual receipt or three (3) days after it is deposited in the mail, postage prepaid, properly addressed and certified, whichever occurs first.

21.5 This Agreement is the entire and sole agreement and understanding of both parties and supersedes all other agreements, understandings and communications, whether oral or written, regarding the subject matter hereof.

21.6 This Agreement may be executed in any number of counterparts or by facsimile, but all counterparts and facsimiles hereof will together constitute but one agreement. In proving this Agreement, it will not be necessary to produce or account for more than one counterpart executed by both parties.

21.7 All disputes between the parties concerning this Agreement will be resolved under the laws of the State of New York, U.S.A., excluding the conflicts of laws provisions thereof, and the courts of New York will have sole and exclusive jurisdiction over the parties in any such dispute and venue shall lie exclusively in New York County, New York. However, it is expressly understood that this Section shall not preclude Licensor's right to make application for, and seek enforcement of, any judgment or any injunctive relief in any court having jurisdiction.

21.8 Licensee shall strictly and fully comply with all export controls imposed by the United States or any country or organization of nations within whose jurisdiction Licensee operates or does business.

21.9 The respective indemnities, agreements, representations, warranties and other statements of each of the parties hereto and the undertakings set forth in or made pursuant to this Agreement will remain in full force and effect, and will survive the termination of this Agreement.

21.10 Licensee shall not disseminate any press release or other announcement relating to the transaction contemplated by this Agreement without Licensor's prior written consent as to the contents thereof.

21.11 All payments shall be made directly by Licensee to Licensor and shall be in U.S. Dollars.

21.12 The parties have requested that this Agreement be drawn up and interpreted in the English language.

     IN WITNESS WHEREOF, this Agreement has been executed by the duly authorized representative of each party effective as of the date set forth above.

                         EMERSON RADIO CORP.
                         A Delaware Corporation


                         By: /s/ John J. Raab
                         John J. Raab
                         Senior Vice President - International

                         WW MEXICANA, S.A. DE C.V.
                         A Mexican Corporation


                         By: /s/ Fernando Sanchez-Navarro M.
                         Fernando Sanchez-Navarro M.
                         President